EXHIBIT 99

                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

                                                                        CONTACT:
                                                              Joseph Levangie or
                                                Cynthia Barker at (617) 224-2411


                        GREENMAN ANNOUNCES APPOINTMENT OF
              NEW CHIEF EXECUTIVE OFFICER -- A FORMER BFI EXECUTIVE


         LYNNFIELD, Mass., July 15, 1997 -- GreenMan Technologies, Inc. (NASDAQ:
GMTI, BSE: GMY) announced today that Robert H. Davis, Vice President, Recycling for Browning Ferris Industries ("BFI") of Houston, Texas, will join GreenMan as Chief Executive Officer effective July 21, 1997. Mr. Davis, who has over 25 years experience in the recycling industry, most recently headed BFI's $675 million Recycling Division -- one of the largest processor of recyclable materials in the world.

         Maurice E. Needham, outgoing CEO, will remain as Chairman of GreenMan's Board of Directors and will continue to serve the Company on an active, daily basis.

         On the appointment of Mr. Davis as new CEO, Maury Needham, Chairman, said: "If we were to characterize all of the qualities of the ideal CEO to lead GreenMan into its next phase of growth, it would describe Bob Davis. Bob knows our industry inside and out. He understands where GreenMan has been and has the vision to see where we can go as a Company. As the early leader of BFI's Recycling Division, Bob Davis led that organization from start-up to $675 million in profitable revenues. He is a highly regarded recycling industry expert, interfacing with industry leaders and Wall Street analysts regarding recycling performance. We are pleased and proud to welcome an individual of Bob's character, leadership abilities, and experience to our management team."

         Bob Davis commented: "GreenMan has in place the basic building blocks to establish a model vertically-integrated company. Our success will come from our management ability to orchestrate proven and reliable raw material sourcing and processing capabilities, with known and new compounding technologies to manufacture superior durable products. Our


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PAGE 2.  PRESS RELEASE:  GREENMAN ANNOUNCES APPOINTMENT OF NEW CHIEF
                         EXECUTIVE OFFICER -- A FORMER BFI EXECUTIVE


keys to success will be product diversity and close linkage between our customers and our products. GreenMan is poised for an exciting and profitable future; I am honored and enthused to have been selected to build this Company into an industry leader."

         Joseph Levangie, GreenMan's Executive V.P. and CFO, stated: "As a company, GreenMan has recently emerged from the development stage into a period of tremendous growth potential. The Company's recent acquisition of BFI tire recycling operations (see July 7, 1997 Press Release) is viewed by management as a major leap forward for GreenMan. Our success in recruiting Bob Davis as CEO on the heels of such an event, represents a pivotal milestone in the strategic positioning of the Company in the recycling industry. We are confident that with Bob's guidance and leadership, GreenMan is now well prepared for the significant opportunities represented by industry growth and consolidation."

         GreenMan Technologies, Inc. manufactures and markets "environmentally friendly" rubber and plastic-based products for sale to consumer and industrial end-user markets. GreenMan's products are made using the Company's GEM-Stock materials, made from recycled plastics and rubber from tires. Through its DuraWear subsidiary, the Company manufactures and markets wear-resistant ceramic, polymer composite and alloy steel products for bulk material handling systems. Through its tire recycling division comprised of GreenMan Technologies of Minnesota, Inc. and GreenMan Technologies of Georgia, Inc., the Company provides scrap tire collection services and markets tire chips to the Tire Derived Fuel ("TDF") and crumb rubber markets.

         With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors, which are outside the control of the Company.

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